Exhibit 99
NEWS RELEASE
January 30, 2020

Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Director, Investor Relations & Strategic Planning	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS FOURTH QUARTER
AND FULL YEAR 2019 FINANCIAL RESULTS

Full Year 2019 Performance Highlights

•	Net Income of $89 million, an increase of $6.5 million or 7.8% over the previous year.

•	Results for 2019 include after-tax gain of $5.5 million[1] related to the sales of former properties, net of exit costs to transition to new campus.

•	Grew total loans $277 million or 5.7% to $5.1 billion and total deposits $113 million or 1.8% to $6.3 billion.

•	Achieved return on average assets of 1.25% and return on average equity of 13.5%.

•	Net interest margin remained above peers, at 3.85%, despite lower interest rate environment.

•	Efficiency ratio improved to 57.8%, compared to 59.4% in prior year.

HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE - HE), today reported 2019 net income of $89.0 million, compared to $82.5 million in 2018. Net income for 2019 included an after-tax gain of $5.5 million1 related to the sales of former properties, net of exit costs to transition to American’s new campus. Key measures of efficiency and profitability were healthy, with an efficiency ratio for the full year of 57.8% compared to 59.4% in 2018, net interest margin of 3.85% compared to 3.83% for 2018, and return on average equity of 13.5% unchanged compared to last year.

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1 The after-tax gain on sale of properties and the after-tax campus transition costs for 2019 was $7.9 million and $2.4 million, respectively, and $7.9 million and $0.2 million for the fourth quarter of 2019, respectively.

“We continued to execute on our strategic plan in the fourth quarter of 2019 and successfully completed the sale of our former headquarters and Mililani Service Center,” said Rich Wacker, president and chief executive officer of American. “We are pleased that this quarter caps a year of strong financial results, driven by healthy net interest margins and improved operational efficiencies.  As we look into 2020, we are excited to continue to make banking easy for our customers,” said Wacker.
Net income for the fourth quarter of 2019 was $28.2 million, compared to $22.9 million in the third, or linked, quarter of 2019 and $21.8 million in the fourth quarter of 2018. Net income for the fourth quarter of 2019 included an after-tax gain of $7.7 million1 related to the aforementioned sales of properties, net of exit costs to transition to the new campus.

Financial Highlights
Net interest income was $248.1 million in 2019, an increase of 2.2% compared to $242.7 million in 2018. Fourth quarter 2019 net interest income was $60.9 million compared to $62.1 million in the linked quarter and $63.4 million in the fourth quarter of 2018. The decrease in net interest income in the fourth quarter of 2019 reflects lower asset yields within the loan portfolio and, compared to the fourth quarter of 2018, higher amortization of premiums in the investment securities portfolio as a result of the lower yielding rate environment.
The provision for loan losses was $23.5 million in 2019 compared to $14.7 million in 2018. The fourth quarter of 2019 provision for loan losses was $5.6 million compared to $3.3 million in the linked quarter and $2.4 million in the fourth quarter of 2018. The higher provision for loan losses for the year and the quarter was due in part to additional loan loss reserves for the consumer loan portfolio and borrower-specific circumstances requiring additional reserves on loans within the commercial and commercial real estate portfolios.
The 2019 net charge-off ratio was 0.45% compared to 0.34% in 2018, primarily due to charge-off activity in the personal unsecured and commercial loan portfolios. The net charge-off ratio was 0.41% in the fourth quarter of 2019 compared to 0.69% in the linked quarter and 0.37% in the prior year quarter. Nonaccrual loans as a percent of total loans receivable held for investment was 0.58% in the fourth quarter of 2019, compared to 0.63% in the linked quarter and 0.56% in the prior year quarter.

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1 The after-tax gain on sale of properties and the after-tax campus transition costs for 2019 was $7.9 million and $2.4 million, respectively, and $7.9 million and $0.2 million for the fourth quarter of 2019, respectively.

Noninterest income for 2019 was $72.8 million compared to $56.1 million in 2018. Fourth quarter of 2019 noninterest income was $26.3 million compared to $16.3 million in the linked quarter and $13.5 million in the fourth quarter of 2018. The higher noninterest income for the year and the quarter was primarily due to the $10.8 million pre-tax gain on the sales of former properties and increased mortgage banking income.
    Noninterest expense for 2019 was $185.4 million compared to $177.4 million in 2018. Fourth quarter of 2019 noninterest expense was $46.2 million compared to $45.9 million in the linked quarter and $45.7 million in the fourth quarter of 2018. The increase in noninterest expense for the year was primarily due to higher compensation and benefit expense, as well as higher occupancy costs related to American’s move to its new campus. For 2019, non-recurring campus transition costs totaled approximately $3.2 million pre-tax.
Total loans were $5.1 billion as of December 31, 2019, up 5.7% from December 31, 2018, with retail loans up 4.1%. Commercial real estate and commercial loans grew 9.6% from December 31, 2018.
Total deposits were $6.3 billion at December 31, 2019, an increase of 1.8% from December 31, 2018. The average cost of funds was 0.29% for the full year 2019, up four basis points versus the prior year. For the fourth quarter of 2019, the average cost of funds was 0.26%, down four basis points from the linked quarter and down two basis points from the prior year quarter.
Overall, American’s return on average equity for the full year 2019 was solid at 13.5%, consistent with full year 2018. Return on average assets for the full year was 1.25% in 2019 compared to 1.20% in 2018. For the fourth quarter of 2019, return on average equity was 16.5%, compared to 13.8% in the linked quarter and 14.1% in the fourth quarter of 2018. Return on average assets was 1.58% for the fourth quarter of 2019, compared to 1.29% in the linked quarter and 1.25% in the same quarter last year.
In 2019, American paid dividends of $56 million to HEI while maintaining healthy capital levels—leverage ratio of 9.1% and total capital ratio of 14.3% at December 31, 2019.

HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2020 EPS GUIDANCE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its fourth quarter and full year 2019 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the fourth quarter and full year 2019.

HEI plans to announce its fourth quarter and full year 2019 consolidated financial results on Thursday, February 13, 2020 and will also conduct a webcast and conference call at 11:15 a.m. Hawaii time (4:15 p.m. Eastern time) that same day to discuss its consolidated earnings, including American’s earnings, and 2020 EPS guidance.
Interested parties within the United States may listen to the conference by calling (844) 834-0652 and international parties may listen to the conference by calling (412) 317-5198 or by accessing the webcast on HEI’s website at www.hei.com under the “Investor Relations” section, sub-heading “News and Events.”  HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section.
Accordingly, investors should routinely monitor the Investor Relations section of HEI’s website at www.hei.com in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.
An on-line replay of the February 13, 2020 webcast will be available on HEI’s website beginning about two hours after the event.  Audio replays of the conference call will also be available approximately two hours after the event through February 27, 2020 by dialing (877) 344-7529 or (412) 317-0088 and entering passcode: 10136945.
HEI supplies power to approximately 95% of Hawaii’s population through its electric utility, Hawaiian Electric; provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions; and helps advance Hawaii’s clean energy and sustainability goals through investments by its non-regulated subsidiary, Pacific Current, LLC.

FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Years ended December 31
(in thousands)	December 31, 2019	September 30, 2019	December 31, 2018	2019	2018
Interest and dividend income
Interest and fees on loans	$57,892	$59,260	$57,145	$233,632	$220,463
Interest and dividends on investment securities	7,160	7,599	10,632	32,922	37,762
Total interest and dividend income	65,052	66,859	67,777	266,554	258,225
Interest expense
Interest on deposit liabilities	3,907	4,384	4,115	16,830	13,991
Interest on other borrowings	249	422	255	1,610	1,548
Total interest expense	4,156	4,806	4,370	18,440	15,539
Net interest income	60,896	62,053	63,407	248,114	242,686
Provision for loan losses	5,607	3,315	2,408	23,480	14,745
Net interest income after provision for loan losses	55,289	58,738	60,999	224,634	227,941
Noninterest income
Fees from other financial services	4,830	5,085	4,996	19,275	18,937
Fee income on deposit liabilities	5,475	5,320	5,530	20,877	21,311
Fee income on other financial products	1,378	1,706	1,977	6,507	7,052
Bank-owned life insurance	1,378	1,660	390	7,687	5,057
Mortgage banking income	1,863	1,490	94	4,943	1,493
Gain on sale of real estate	10,762	—	—	10,762	—
Gains on sale of investment securities, net	—	653	—	653	—
Other income, net	654	428	492	2,074	2,200
Total noninterest income	26,340	16,342	13,479	72,778	56,050
Noninterest expense
Compensation and employee benefits	26,383	25,364	26,340	103,009	98,387
Occupancy	5,429	5,694	4,236	21,272	17,073
Data processing	3,953	3,763	3,681	15,306	14,268
Services	2,378	2,829	2,287	10,239	10,847
Equipment	2,344	2,163	1,801	8,760	7,186
Office supplies, printing and postage	1,192	1,297	1,580	5,512	6,134
Marketing	1,035	1,142	844	4,490	3,567
FDIC insurance	(45)	(5)	635	1,204	2,713
Other expense	3,537	3,676	4,341	15,586	17,238
Total noninterest expense	46,206	45,923	45,745	185,378	177,413
Income before income taxes	35,423	29,157	28,733	112,034	106,578
Income taxes	7,193	6,269	6,966	23,061	24,069
Net income	$28,230	$22,888	$21,767	$88,973	$82,509
Comprehensive income	$33,300	$26,697	$35,446	$118,379	$75,390
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	1.58	1.29	1.25	1.25	1.20
Return on average equity	16.45	13.75	14.08	13.48	13.51
Return on average tangible common equity	18.69	15.68	16.23	15.39	15.61
Net interest margin	3.74	3.82	3.95	3.85	3.83
Efficiency ratio	52.97	58.58	59.50	57.77	59.39
Net charge-offs to average loans outstanding	0.41	0.69	0.37	0.45	0.34
As of period end
Nonaccrual loans to loans receivable held for investment	0.58	0.63	0.56
Allowance for loan losses to loans outstanding	1.04	1.04	1.08
Tangible common equity to tangible assets	8.6	8.4	8.0
Tier-1 leverage ratio	9.1	8.8	8.7
Total capital ratio	14.3	14.0	13.9
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$9.0	$14.0	$14.0	$56.0	$50.0

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	December 31, 2019		December 31, 2018
Assets
Cash and due from banks		$129,770		$122,059
Interest-bearing deposits		48,628		4,225
Investment securities
Available-for-sale, at fair value		1,232,826		1,388,533
Held-to-maturity, at amortized cost		139,451		141,875
Stock in Federal Home Loan Bank, at cost		8,434		9,958
Loans held for investment		5,121,176		4,843,021
Allowance for loan losses		(53,355)		(52,119)
Net loans		5,067,821		4,790,902
Loans held for sale, at lower of cost or fair value		12,286		1,805
Other		511,611		486,347
Goodwill		82,190		82,190
Total assets		$7,233,017		$7,027,894
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$1,909,682		$1,800,727
Deposit liabilities–interest-bearing		4,362,220		4,358,125
Other borrowings		115,110		110,040
Other		146,954		124,613
Total liabilities		6,533,966		6,393,505
Common stock		1		1
Additional paid-in capital		349,453		347,170
Retained earnings		358,259		325,286
Accumulated other comprehensive loss, net of tax benefits
Net unrealized gains (losses) on securities	$2,481		$(24,423)
Retirement benefit plans	(11,143)	(8,662)	(13,645)	(38,068)
Total shareholder’s equity		699,051		634,389
Total liabilities and shareholder’s equity		$7,233,017		$7,027,894

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.